Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. ACHIEVES RECORD REVENUES FOR FOURTH QUARTER

AND FISCAL YEAR 2006; CORE EARNINGS RISE 29 PERCENT IN 2006

VANCOUVER, Wash. – (February 7, 2007) –Nautilus, Inc. (NYSE: NLS), a pure fitness company, today announced results for the three months and fiscal year ended December 31, 2006.

Net sales for the three months ended December 31, 2006, were $199.3 million compared to $182.0 million for the corresponding period last year, up 10 percent and the largest single quarter in the company’s history. Net income for the quarter was $12.9 million, or $0.41 per share, up from $2.0 million, or $0.06 per share, for the fourth quarter of 2005.

For the 12 months ended December 31, 2006, the company generated $681.5 million in net sales compared to $631.3 million in the fiscal year ended December 31, 2005, an 8 percent increase. Net income for fiscal year 2006 was $29.1 million or $0.90 per share, compared to $23.0 million or $0.68 in fiscal 2005.

Including pro forma adjustments (see table), 2006 net income was $26.1 million or $0.81 per share, compared to $21.4 million or $0.63 per share in 2005, an increase in earnings per share of 29 percent.

“We achieved record net sales for the fourth quarter and 2007, and are well positioned for solid top and bottom line growth in 2007 with an exciting pipeline of innovative fitness products and education across all channels of distribution,” said Gregg Hammann, Chairman and CEO of Nautilus, Inc.

“We are completing the transformation of our company’s foundation with leading yet diverse brands, diversity in our channels of distribution, and diversity of our supply chain to prepare us for long-term sustainable growth. All of this heavy lifting has positioned us with a solid foundation for a sustainable rhythm of sales and earnings growth.”

For fiscal 2007, the company expects net sales growth of approximately 10 percent and diluted earnings growth of 20-30 percent from a 2006 pro forma base of $0.81 per share. For the first quarter of 2007, the Company estimates that net sales will be in the $185-195 million range, with expected earnings of $0.18 to $0.21 per diluted share.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable March 9, 2007, to stockholders of record as of February 20, 2007.

The conference call is scheduled for 5:00 p.m. EST (2:00 p.m. PST), February 7, 2007. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800-834-5691 in North America and 212-676-5285 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; Tim Hawkins, President of Fitness Equipment; Juergen Eckmann, President of Apparel; and Mark Meussner, Sr. VP of Global Manufacturing, Quality and Engineering.

A telephonic playback will be available from 4:00 p.m. PST, February 7, through 4:00 p.m. PST, February 21, 2007. North American callers can dial (800)633-8284, and international callers can dial (402)977-9140 to hear the playback. The passcode is 21321565.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $682 million in 2006. It has 1,600 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

(Unaudited, in thousands)

	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,262	$7,984
Trade receivables, net	138,933	116,908
Inventories	75,676	96,084
Prepaid expenses and other current assets	23,088	8,369
Short-term note receivable	2,461	2,496
Asset held for sale	1,677	6,115
Deferred tax assets	5,722	7,235

Total current assets	251,819	245,191

PROPERTY, PLANT AND EQUIPMENT, net	52,658	59,320

GOODWILL	65,037	64,404

INTANGIBLE AND OTHER ASSETS, net	56,491	44,371

TOTAL ASSETS	$426,005	$413,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$62,015	$61,132
Accrued liabilities	31,867	29,097
Short-term borrowings	47,500	40,147
Income taxes payable	4,551	3,810
Customer deposits	2,229	3,327
Current portion of long-term debt	259	707

Total current liabilities	148,421	138,220

LONG-TERM DEBT	4,158	5,610

NONCURRENT DEFERRED TAX LIABILITIES	16,792	16,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	1,026	3,549
Unearned stock compensation	—	(1,947)
Retained earnings	251,418	248,123
Accumulated other comprehensive income	4,190	2,741

Total stockholders’ equity	256,634	252,466

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$426,005	$413,286

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
NET SALES	$199,327	$182,033	$681,513	$631,310
COST OF SALES	111,605	110,332	381,797	352,496

Gross profit	87,722	71,701	299,716	278,814

OPERATING EXPENSES:
Selling and marketing	49,666	50,231	187,552	179,656
General and administrative	13,880	14,259	54,279	48,826
Research and development	2,876	2,392	11,199	11,160
Royalties	1,617	1,416	5,607	5,368

Total operating expenses	68,039	68,298	258,637	245,010

OPERATING INCOME	19,683	3,403	41,079	33,804
OTHER INCOME (EXPENSE):
Interest income (expense), net	(863)	(281)	(2,015)	1,179
Other income (expense), net	388	(232)	1,605	310

Total other income (expense)	(475)	(513)	(410)	1,489

INCOME BEFORE INCOME TAXES	19,208	2,890	40,669	35,293
INCOME TAX EXPENSE	6,355	920	11,569	12,293

NET INCOME	$12,853	$1,970	$29,100	$23,000

EARNINGS PER SHARE:
BASIC	$0.41	$0.06	$0.90	$0.69
DILUTED	$0.41	$0.06	$0.90	$0.68
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	31,478	33,115	32,300	33,303
DILUTED	31,642	33,931	32,457	33,857

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Unaudited, in Thousands)

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,100	$23,000	$29,985
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,786	16,354	11,972
Amortization of unearned stock compensation	—	363	340
Stock-based compensation	2,534	—	—
(Gain) loss on sale of property, plant and equipment	146	17	(1,214)
Tax benefit from exercise of nonqualified options	—	1,788	1,285
Excess tax benefit from exercise of employee stock options	(48)	—	—
Deferred income taxes	656	(437)	860
Foreign currency transaction gain	(1,545)	—	—
Decrease in allowance for notes receivable	—	—	(594)
Changes in assets and liabilities, net of the effect of acquisitions:
Trade receivables	(25,472)	(16,261)	(19,702)
Inventories	21,729	(33,342)	4,693
Prepaid expenses and other current assets	(12,228)	(1,564)	(1,036)
Trade payables	(392)	2,228	22,774
Accrued liabilities	2,372	2,315	(5,991)
Income taxes payable	806	(4,600)	2,261
Customer deposits	(1,384)	493	1,373

Net cash provided by (used in) operating activities	33,060	(9,646)	47,006

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,155)	(31,771)	(9,043)
Proceeds from sale of property, plant and equipment, and assets held for sale	7,143	2,972	641
Net increase in intangible and other assets	(10,989)	(449)	(596)
Acquisitions, net of cash acquired	—	(73,689)	—
Purchases of short-term investments	—	(49,352)	(126,143)
Proceeds from maturities of short-term investments	—	134,671	92,106
Net (decrease) increase in notes receivable	(21)	8	453

Net cash used in investing activities	(15,022)	(17,610)	(42,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	(12,913)	(13,351)	(13,091)
Proceeds from exercise of stock options	603	5,609	6,569
Excess tax benefit from exercise of employee stock options	48	—	—
Stock repurchases	(16,653)	(15,636)	—
Net increase of short-term borrowings	7,353	40,147	—
Principal payments on long-term debt	(1,900)	(300)	—

Net cash provided by (used in) financing activities	(23,462)	16,469	(6,522)

Net effect of foreign currency exchange rate changes	1,702	(495)	12

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(3,722)	$(11,282)	$(2,086)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,984	19,266	21,352

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,262	$7,984	$19,266

SUPPLEMENTAL PRO FORMA DISCLOSURE

Reconciliation of GAAP to Pro Forma Earnings Statement

(Unaudited, in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2006	2005
GAAP NET INCOME	$29,100	$23,000
Adjustments:
Net Share-Based Payment (“SFAS 123R”) expense, net of tax	—	(1,617)
State Income Tax Reserve adjustment	(2,967)	—

PRO FORMA NET INCOME	$26,133	$21,383

GAAP net income per common share, diluted	$0.90	$0.68
Pro forma net income per common share, diluted	$0.81	$0.63

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by including or excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.